Exhibit 99.1


                                  TIFFANY & CO.
                                  NEWS RELEASE


Fifth Avenue & 57th Street                               Contact:
New York, N.Y. 10022                                     --------
                                                         Mark L. Aaron
                                                         (212) 230-5301
                                                         Mark.aaron@tiffany.com


             TIFFANY'S FIRST QUARTER SALES UP 12% AND E.P.S. UP 28%
             ------------------------------------------------------

New York, N.Y., May 30, 2008 - Tiffany & Co. (NYSE: TIF) today reported results for the three months (first quarter) ended April 30, 2008. Sales results benefited from strong growth in Asia-Pacific and Europe. Net earnings per diluted share surpassed management's expectation due to higher-than-expected sales and operating margin.

Worldwide first quarter net sales increased 12% to $668.1 million, versus $595.7 million in the prior year. On a constant-exchange-rate basis which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see attached "Non-GAAP Measures" schedule), net sales and comparable store sales rose 8% and 3%, respectively.

Net earnings from continuing operations rose 20% to $64.4 million in the first quarter, versus $53.8 million in the prior year. Net earnings from continuing operations per diluted share increased 28% to $0.50, versus $0.39 a year ago.

Segment reporting changed:
--------------------------
Effective with this first quarter, management has changed segment reporting to reflect operating results for the following regions: the Americas, Asia-Pacific and Europe. Prior year results have been revised to reflect this change. The Company has expanded its global reach and management has determined to assess performance on a region-by-region basis, rather than on a channel-of-distribution basis.

First quarter sales by region were as follows:
----------------------------------------------
     o Total sales in the Americas region (consisting of sales in the U.S., Canada and Latin/South America) increased 6% to $373.6 million, versus $353.3 million in the prior year, due to incremental sales from new stores. Comparable store sales


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
          in the U.S. were equal to the prior year, consisting of a 16% increase in Tiffany's New York flagship store (due to increased foreign tourist spending) and a 4% decline in branch store sales. Combined catalog and Internet sales in the U.S. increased 1%.

     o Sales in the Asia-Pacific region (which includes sales in Japan, in Asia-Pacific countries outside Japan, and in the Middle East) increased 21% to $222.0 million from $183.1 million. On a constant-exchange-rate basis, sales rose 10% and comparable store sales increased 4% reflecting strong growth in all Asia-Pacific countries other than Japan.

     o Sales in Europe increased 38% to $60.1 million, versus $43.5 million. On a constant-exchange-rate basis, a 30% increase in sales was due to 12% comparable store sales growth and incremental sales from four new stores.

     o The Company operated 192 TIFFANY & CO. stores and boutiques at April 30, 2008 (81 in the Americas, 93 in the Asia-Pacific region and 18 in Europe), compared with 171 (74, 83 and 14 in those respective regions) a year ago.

     o Other sales declined 21% to $12.4 million, from $15.7 million a year ago, due to reduced wholesale sales of diamonds made in connection with the Company's diamond sourcing program.

Michael J. Kowalski, chairman and chief executive officer, said, "We are pleased to start the year with sales and earnings growth above our expectations. A 12% increase in worldwide sales, despite only modest growth in the U.S. due to challenging conditions, reflects the benefit of globally-diversified distribution."

Other financial highlights were:
--------------------------------
     o Gross margin (gross profit as a percentage of net sales) was 57.1% versus 56.1% in the prior year. The increase was due to sales leverage on fixed costs and a decline in wholesale sales of diamonds. As previously disclosed, effective with this first quarter the Company changed from the LIFO method to the average cost method of inventory accounting, and all prior-year results have been revised for the change.


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


     o Selling, general and administrative ("SG&A") expenses increased 13% due to higher labor and occupancy costs (related to new and existing stores) and increased marketing expenses, as well as the translation effect of stronger foreign currencies. The ratio of SG&A expenses to net sales was 41.6% versus 41.3% in the prior year.

     o The Company's effective tax rate was 36.7% compared with 36.5% a year ago.

     o The Company repurchased and retired 1,382,600 shares of its Common Stock in the first quarter at a total cost of $54.8 million, or $39.66 per share. Under the current program, the Company had $566 million available at April 30th for future repurchases through January 2011.

     o Net inventories of $1.47 billion were 10% higher than a year ago, partly due to increases in raw material and work-in-process inventories for internal jewelry manufacturing. In addition, almost half of the increase was due to the translation effect of stronger foreign currencies.

     o Total debt as a percentage of stockholders' equity was 35% at April 30, 2008, compared with 27% a year ago.

Mr. Kowalski continued, "We are continuing to pursue important expansion opportunities in 2008 and expect to open approximately 24 stores across the U.S., Asia-Pacific and Europe. And we will introduce a new, smaller store format in the U.S. later this year. We believe Tiffany is well-positioned to gain market share in this competitively-demanding environment."

2008 Outlook
------------
He added, "We are maintaining a cautious outlook for U.S. sales and do not expect an improvement until later this year. Worldwide sales performance in May-to-date is meeting our expectation which, consistent with the first quarter pattern, reflects strength in markets throughout Asia-Pacific (other than Japan) and Europe more than offsetting softness in U.S. sales. We remain on track to achieve our full year growth expectations. Specifically, we are looking for worldwide net sales growth of approximately 10% in 2008 and now expect net earnings per diluted share to increase to $2.80 - $2.90."


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


Today's Conference Call
-----------------------
The Company will host a  conference  call today at 8:30 a.m.  (Eastern  Time) to
review   these   results   and   its   outlook.    Investors   may   listen   at
http://investor.tiffany.com ("Events and Presentations").

Next Scheduled Announcement
---------------------------
The Company expects to report its second quarter results on Thursday August 28, 2008 with a conference call at 8:30 a.m. (Eastern Time) that day. To receive notifications of conference calls and news release alerts, please register at http://investor.tiffany.com ("E-Mail Alerts").

Company Description
-------------------
Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales and earnings per share. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2007 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #



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


                         TIFFANY & CO. AND SUBSIDIARIES
                                   (Unaudited)

NON-GAAP MEASURES
-----------------

The Company's reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors its international sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars ("constant-exchange-rate basis"). Management believes this constant-exchange-rate measure provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:


                                             Three Months Ended
                                               April 30, 2008
                                ---------------------------------------------

                                                                 Constant-
                                   GAAP        Translation       Exchange-
                                 Reported         Effect         Rate Basis
                                ---------------------------------------------
Net Sales:
----------
Worldwide                           12%             4%               8%
Americas                             6%             1%               5%
   U.S.                              5%             -                5%
Asia-Pacific                        21%            11%              10%
   Japan                            13%            15%             (2)%
   Other Asia-Pacific               39%             7%              32%
Europe                              38%             8%              30%

Comparable Store Sales:
-----------------------
Worldwide                            7%             4%               3%
Americas                             1%             -                1%
   U.S.                              -              -                -
Asia-Pacific                        15%            11%               4%
   Japan                             7%            14%             (7)%
   Other Asia-Pacific               28%             6%              22%
Europe                              21%             9%              12%



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

                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                                     Three Months
                                                                    Ended April 30,
                                                             ----------------------------
                                                                  2008            2007
                                                             ------------    ------------
Net sales                                                  $     668,149   $     595,729

Cost of sales                                                    286,895         261,771
                                                             ------------    ------------

Gross profit                                                     381,254         333,958

Selling, general and administrative expenses                     277,945         246,041
                                                             ------------    ------------

Earnings from continuing operations                              103,309          87,917

Other expenses, net                                                1,508           3,085
                                                             ------------    ------------

Earnings from continuing operations before income taxes          101,801          84,832

Provision for income taxes                                        37,411          31,005
                                                             ------------    ------------

Net earnings from continuing operations                           64,390          53,827

Earnings from discontinued operations, net of tax                    -               254
                                                             ------------    ------------

Net earnings                                               $      64,390   $      54,081
                                                             ============    ============


Net earnings from continuing operations per share:

  Basic                                                    $        0.51   $        0.39
                                                             ============    ============
  Diluted                                                  $        0.50   $        0.39
                                                             ============    ============

Net earnings per share:

  Basic                                                    $        0.51  $         0.40
                                                             ============    ============
  Diluted                                                  $        0.50  $         0.39
                                                             ============    ============


Weighted-average number of common shares:

  Basic                                                          126,458         136,488
  Diluted                                                        128,773         139,724





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


                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                                April 30,         January 31,           April 30,
                                                                     2008                2008                2007
                                                         -----------------   -----------------    ----------------
ASSETS
------
Current assets:
Cash and cash equivalents and short-term investments      $       159,625     $       246,654      $      125,782
Accounts receivable, net                                          193,154             193,974             159,648
Inventories, net                                                1,466,166           1,372,397           1,335,729
Deferred income taxes                                              27,388              20,218              25,070
Prepaid expenses and other current assets                          86,784              89,072              72,663
Assets held for sale                                                   -                   -               74,783
                                                             -------------       -------------       -------------

Total current assets                                            1,933,117           1,922,315           1,793,675

Property, plant and equipment, net                                742,116             748,210             918,873
Other assets, net                                                 334,618             330,379             217,012
Assets held for sale - noncurrent                                      -                   -               32,551
                                                             -------------       -------------       -------------

                                                          $     3,009,851     $     3,000,904      $    2,962,111
                                                             =============       =============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                                     $       199,421     $        44,032      $      115,811
Current portion of long-term debt                                  65,728              65,640               5,451
Accounts payable and accrued liabilities                          175,777             203,622             163,047
Income taxes payable                                               49,979             203,611              36,345
Merchandise and other customer credits                             68,573              67,956              62,332
Liabilities held for sale                                              -                   -               14,975
                                                             -------------       -------------       -------------

Total current liabilities                                         559,478             584,861             397,961

Long-term debt                                                    346,010             343,465             401,716
Pension/postretirement benefit obligations                         81,836              79,254              89,937
Other long-term liabilities                                       134,422             131,610             129,396
Deferred gains on sale-leasebacks                                 144,577             145,599               4,878
Liabilities held for sale - noncurrent                                 -                   -                4,440
Stockholders' equity                                            1,743,528           1,716,115           1,933,783
                                                             -------------       -------------       -------------

                                                          $     3,009,851     $     3,000,904      $    2,962,111
                                                             =============       =============       =============




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